Exhibit 3.1

Annex A

Article 163(a) of the Articles of the Company be deleted in its entirety and replaced as follows:

“In the event that the Company does not consummate an initial Business Combination within 45 months from the consummation of the IPO or such earlier date as determined by the board of Directors, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a) cease all operations except for the purpose of winding up, dissolution and liquidation of the Company;

(b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to pay income taxes, if any, (less up to $100,000 of interest to pay winding up and dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and.

(c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, wind up, dissolve and liquidate subject in the case of sub-articles (a) and (b), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

Article 163(b) of the Articles of the Company be deleted in its entirety and replaced as follows:

“In the event that any amendment is made to the Articles:

(a) that would modify the substance or timing of the Company’s obligation to provide holders of our Class A Shares the right to have their shares redeemed in connection with our initial Business Combination or to redeem 100% of our Public Shares if the Company does not complete its initial Business Combination within the 45 month period following the closing of the IPO or such earlier date as determined by the board of Directors, or such later time as the Members may approve in accordance with the Articles; or

(b) with respect to any other provision relating to the rights of holders of Class A Shares or pre-initial business combination activity, each holder of Public Shares shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to pay its income taxes, if any, divided by the number of Public Shares then in issue.

Annex B

Article 157 of the Articles of the Company be deleted in its entirety and replaced as follows:

        Prior to the consummation of any Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b) provide Members with the opportunity to have their Public Shares redeemed or repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of the Company’s initial Business Combination, including interest earned on the Trust Fund and not previously released to the Company to pay income taxes, if any, divided by the number of Public Shares then in issue.

Article 160 of the Articles of the Company be deleted in its entirety and replaced as follows:

At a general meeting called for the purposes of approving a Business Combination pursuant to these Articles, the Company shall be authorised to consummate a Business Combination by Ordinary Resolution.

Article 162 of the Articles of the Company be deleted in its entirety and replaced as follows:

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

Article 163(b) of the Articles of the Company be deleted in its entirety and replaced, as set out in Annex A of this proxy statement.

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